UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 18, 2008
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-08733 (Commission File Number)	85-0212139 (IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona (Address of principal executive offices)	85705 (Zip Code)

520-292-0266
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item	Description
8.01	Other Events
9.01	Financial Statements and Exhibits

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

On November 18, 2008, Nord Resources Corporation ("Nord") issued a news release reporting on the results of a scoping study (the "Scoping Study") completed by Bateman Litwin, an international firm of mining and processing consultants, with respect to its Johnson Camp Copper Mine in Arizona. The news release indicated, among other things, that according to the Scoping Study, Nord can cost effectively increase its production from the Johnson Camp to an estimated rate of 40 millions pounds of copper per year from the current plan of 25 million pounds annually with an additional capital investment of less than US$20 million. In the Scoping Study, Bateman Litwin estimated that, if Nord decides to pursue the opportunity presented by the Scoping Study, the ramp-up to the increased production rate can take place within approximately 20 months from the start of the feasibility study. Nord also announced that it plans to begin a new program of exploratory drilling on the Johnson Camp property in 2009, as its cash flow and earnings improve, with the goal of increasing the current level of proven and probable reserves.

The Scoping Study was filed electronically with the Securities Commissions of British Columbia and Ontario on November 18, 2008, on the System for Electronic Document Analysis and Retrieval (commonly, known as "SEDAR"), and is publicly available on the Internet at www.sedar.com, under our company's profile.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.
Exhibit	Description
99.1	News release of Nord Resources Corporation dated November 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORD RESOURCES CORPORATION
DATE: November 18, 2008	By: /s/ Wayne M. Morrison Wayne M. Morrison Chief Financial Officer